EXHIBIT 10.23

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of October 30, 2021, by and between Kevin Moore, an individual (“Moore”), and SOBR Safe, Inc., a Delaware corporation (“SOBR”) (each a “Party” and together the “Parties”).

This Agreement is executed with reference to the following facts:

R E C I T A L S

A. On October 26, 2019 SOBR and Moore entered into an Amended Executive Employment Agreement for Moore to be the Chief Executive Officer of SOBR, which agreement was amended on November 26, 2019 (the “Employment Agreement”), and agreed to pay him an annual salary of Two Hundred Thirteen Thousand Dollars ($213,000) (the “Annual Salary”) and bonuses if certain operational thresholds were obtained by SOBR (the “Bonuses”);

B. Under the Employment Agreement Moore was also entitled to incentive stock options dated October 25, 2019, to acquire 35,200,000 shares of SOBR’s common stock under SOBR’s 2019 Equity Incentive Plan (the “Plan”) with an exercise price of $0.00792 per share, vesting monthly over 36 months, with a 10-year termination date.

C. Effective June 8, 2020, SOBR’s common stock underwent a 1-for-33.26 reverse stock split, which had the effect of changing Moore’s options to the right to acquire 1,058,329 shares of SOBR’s common stock at an exercise price of $0.2634192 per share with the same vesting and termination date (the “Options”);

D. Under the Employment Agreement and the agreement governing his Options, if Moore terminated his employment without good reason, he was to give SOBR ninety (90) days’ notice, and SOBR would owe Moore his annual base salary through the date of termination and any of the Options he was vested in would remain vested and he could exercise them thirty (30) days after his termination date;

E. On or about January 14, 2021, the Compensation Committee of SOBR’s Board of Directors approved the issuance of 62,878 restricted stock units (the “RSUs”) under the Plan in lieu of paying Moore a cash bonus for the 2020 calendar year, with such RSUs vesting upon the earlier to occur of (i) the expiration of any lock-up period that includes any securities of SOBR owned by Moore after the uplift of SOBR to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023;

F. Under the agreement governing the RSUs, if Moore ceased his continuous service with SOBR then any unvested RSUs would terminate;

G. On or about October 4, 2021, Moore notified SOBR that he desired to retire from his position as SOBR’s Chief Executive Officer, effective October 30, 2021 (the “Transition Date”), but would remain on the Board of Directors and transitioning into a new role as a Strategic Advisor to SOBR at the direction of SOBR’s Chairman of the Board; and

H. The Parties are entering into this Agreement in order to document the resolution of any issues related to Moore’s transition into his new role as a strategic advisor.

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AGREEMENT

NOW THEREFORE, in consideration of the foregoing facts and mutual covenants and agreements herein contained, the Parties agree as follows:

1. Terms of Transition.

a. Transition to Strategic Advisor:

(i) On the Transition Date, Moore will cease being the Chief Executive Officer of SOBR and will begin his new position as Strategic Advisor, reporting to SOBR’s Chairman of the Board. Moore will continue to be an employee of SOBR and for the purposes of the Options and RSUs his continuous service will continue.

(ii) As Strategic Advisor, Moore will be expected to work approximately 15 hours per month and will work on projects assigned to him by SOBR’s Chairman of the Board.

b. Moore Compensation:

(i) SOBR will pay Moore all Annual Salary due to Moore through the Transition Date. After the Transition Date, Moore’s Annual Salary will be adjusted to Four Thousand Dollars ($4,000) per month, paid in accordance with SOBR’s regular payroll practices, for his services as Strategic Advisor.

(ii) SOBR will continue to pay for Moore’s health benefits to the same extent as the date of this Agreement for as long as Moore serves as Strategic Advisor.

(iii) Moore will continue to vest in his Options for as long as he serves as Strategic Advisor.

(iv) The RSUs will continue to vest in accordance with the RSU agreement. They will terminate in accordance with the RSU agreement with the trigger for termination being Moore no longer being on SOBR’s Board of Directors.

(v) Moore will be entitled to participate in SOBR’s executive management bonus program for 2021 as if he were SOBR’s chief executive officer at the end of 2021, modified for the approximately 2.0 months he was not SOBR’s chief executive officer.

c. Term. This Agreement will terminate October 31, 2022, unless terminated on thirty (30) day’s written notice by either party.

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2. Attorneys’ Fees and Costs. The Parties will bear their own fees and costs incurred in connection with negotiating and drafting this Agreement.

3. Non-Assignment of Claims. Moore represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

4. Advice of Counsel. In executing this Agreement, Moore acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

5. Ambiguities. Moore has reviewed this Agreement and has had a full opportunity to negotiate its contents. Moore expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Moore agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

6. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties. It supersedes all prior understandings and agreements, both oral and written, including, but not limited to, Moore’s Employment Agreement, as amended. Other than this Agreement, there are no other agreements, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. The Parties agree that this Agreement may be modified only in a writing that is signed by both an authorized representative of SOBR and Moore.

7. Choice of Law. The Parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of Delaware with venue of any civil matter to be in the County of Boulder, State of Colorado, and where applicable, of the United States.

8. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be illegal, invalid, or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court or arbitrator, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby

9. Disputes. The Parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists.

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10. Compensation Upon Employment Termination - Unless such termination is for cause or due to resignation, Moore shall be entitled to receive payment through the term of this agreement and all stock options will vest as of the date of termination.

11. Prevailing Party. If any dispute arises between the Parties concerning this Agreement or their respective rights, duties and obligations hereunder, the Party prevailing in such proceeding, as determined by the arbitrator or court, shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

12. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Moore’ heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of SOBR, and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

13. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid.

14. Counterparts. This Agreement may be executed (including by facsimile transmission or electronic signature) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences as of the Transition Date.

“SOBR”		“Moore”

SOBR Safe, Inc.,		Kevin Moore,
a Delaware corporation		an individual

By:	David Gandini	Kevin Moore
Its:	Chief Financial Officer

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